EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-70259) pertaining, in part, to the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust and of our report dated June 27, 2008, with respect to the financial statements of the LMI Aerospace, Inc. Profit-Sharing and Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ BKD, LLP

St. Louis, Missouri
June 27, 2008